Exhibit 99.1

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Ted M. Johnson, Chief Financial Officer
(515) 457-1980, tjohnson@american-equity.com

FOR IMMEDIATE RELEASE	Debra J. Richardson, Chief Administrative Officer
February 10, 2016	(515) 273-3551, drichardson@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com
American Equity Reports Fourth Quarter and Full Year 2015 Results
Company Highlights

•	Fourth quarter 2015 net income of $33.8 million or $0.40 per diluted common share; Full year 2015 net income of $219.8 million or $2.72 per diluted common share

•	Fourth quarter 2015 operating income[1] of $50.1 million or $0.60 per diluted common share; Full year 2015 operating income[1] of $195.8 million or $2.42 per diluted common share

•	Fourth quarter 2015 annuity sales of $2.14 billion; Full year 2015 annuity sales of $7.1 billion

•	Policyholder funds under management of $41.2 billion, up 16.6% for the year

•	Fourth quarter 2015 investment spread of 2.67%

•	Operating income[1] return on average equity[1] of 12.5%

•	Risk-based capital (RBC) ratio of 336%

•	Book value per share (excluding accumulated other comprehensive income) of $21.36

•	Annual cash dividend of $0.22 per share
WEST DES MOINES, Iowa (February 10, 2016) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities, today reported fourth quarter 2015 net income of $33.8 million, or $0.40 per diluted common share, compared to $31.2 million, or $0.39 per diluted common share, for fourth quarter 2014. For the year ended December 31, 2015, net income was $219.8 million, or $2.72 per diluted common share, compared to $126.0 million, or $1.58 per diluted common share, for the year ended December 31, 2014.
Operating income1 for the fourth quarter of 2015 was $50.1 million, or $0.60 per diluted common share, compared to $50.7 million, or $0.63 per diluted common share, for fourth quarter 2014. For the year ended December 31, 2015, operating income1 was $195.8 million, or $2.42 per diluted common share, compared to $190.6 million, or $2.39 per diluted common share, for the year ended December 31, 2014.

Fourth quarter results capped off another year in which the Company's operating income1 and related per share amount were record highs. For the year the Company delivered 16.6% growth in policyholder funds under management and a 12.5% operating return1 on average equity. Over the past ten years, the Company's operating income1 has compounded at a 13% annual rate while policyholder funds under management have grown 15% annually. American Equity believes this track record classifies it as one of the best growth companies of the past decade in the life insurance and financial services industries. The Company believes this success is the result of offering attractive products that meet the needs of Americans preparing for--or enjoying--retirement combined with its best in class service to distribution partners and policyholders.
Other achievements in 2015 included Standard & Poor's upgrading the Company's rating from below investment grade to investment grade and the August 2015 common equity offering. The equity offering raised $104.5 million in initial net proceeds and gives the Company the right under two forward sales agreements to receive $135 million in additional net proceeds through August 2016. These forward sales agreements enable the Company to better manage its capital by matching the issuance of additional equity with any need for such capital that might arise from continued growth. The Company also paid an annual cash dividend of $0.22 per share in December 2015. This represented a 10% increase from the previous year, marked the 17th consecutive year a cash dividend has been paid and the 12th consecutive year the annual cash dividend amount has been increased.
RECORD FOURTH QUARTER SALES UP 86% Y/Y AND 17% SEQUENTIALLY
Fourth quarter sales of $2.1 billion set a new single quarter record, growing 86% from the prior year fourth quarter and 17% sequentially. Commenting on sales, John Matovina, Chief Executive Officer and President, said: "As we previously disclosed, fourth quarter sales were outstanding, contributing to a record year. We achieved this milestone by capturing market share in the independent agent distribution channel. Our attractive product offerings and unmatched service levels enabled us to capitalize on the market opportunity created earlier in the year when one of our competitors in this channel withdrew a highly competitive product from the market. We also withstood some new competition in that channel that emerged in the third quarter. Furthermore, we could not have achieved the $7.1 billion full year sales record without the $505 million contribution from our Eagle Life subsidiary which is selling fixed index and fixed rate annuities through broker-dealers and banks."
Turning to the outlook for sales, Matovina added: "While we are proud of 2015's record sales and always strive to grow, we acknowledge that topping 2015 this year will be a challenge. We enjoyed having guaranteed lifetime income riders in the independent agent distribution channel that had among the highest benefits in the final three quarters of 2015. Several companies have emerged this year with robust guaranteed lifetime income benefits, including the previously mentioned competitor. Comparatively, our guaranteed lifetime income riders are a bit less competitive, but are still very strong in the independent agent distribution channel. Nonetheless, we expect a satisfactory level of sales from this channel in the current year. We continue to distinguish ourselves with competitively priced products, a consistent presence in the market, and best in class service to agents and policyholders. As we discussed in our prior quarter commentary, we anticipated a boost in fourth quarter sales and our new business pipeline from impending changes to our lifetime income benefit riders which became effective for applications received after 2015. We ended 2015 with more than 7,000 pending applications which provides a strong foundation for first quarter 2016 production. We will also be introducing a lifetime income rider in the near future that will expand our menu of riders into a segment of that market for which we currently do not have a product."
Matovina concluded: "A key growth initiative for us is expanding in the broker-dealer and bank distribution channels, two channels that represent a significant growth opportunity for fixed index annuity sales. We formed our Eagle Life subsidiary to pursue this opportunity, and after a couple of years of laying the foundation and creating the infrastructure to serve these channels, we saw meaningful success in 2015. Eagle Life grew its production to over $500 million, up more than 400% from $121 million of sales in 2014. More than 80% of Eagle Life's 2015 sales were produced by two key distribution relationships. Notably, the room to grow in these channels is substantial and Eagle Life is positioned to capitalize on that opportunity. We have several new distribution relationships that we expect will begin producing for us in 2016."
SPREAD DECLINES ON LOWER INVESTMENT YIELD
American Equity’s investment spread was 2.67% for the fourth quarter of 2015 compared to 2.83% for the third quarter of 2015 as a result of a seventeen basis point decrease in average yield on invested assets and a one basis point decrease in the cost of money.
Average yield on invested assets continued to be favorably impacted by non-trendable items and unfavorably impacted by the investment of new premiums and portfolio cash flows at rates below the portfolio rate. Fee income from bond transactions and prepayment income added 0.07% to fourth quarter 2015 average yield on invested assets compared to 0.14% from such items in the third quarter of 2015. Adjusting for the effect of non-trendable items, the average yield on invested assets for the quarter fell by ten basis points from the prior quarter. The average yield on fixed income securities purchased and commercial mortgage loans funded in the fourth quarter of 2015 was 4.03% compared to average yields ranging from 3.73% - 3.89% in the first three quarters of 2015.
The aggregate cost of money for annuity liabilities decreased by one basis point to 1.95% in the fourth quarter of 2015 compared to 1.96% in the third quarter of 2015. This decrease reflected continued reductions in crediting rates but the effect from the rate reductions was partially offset by a one basis point decrease in the benefit from over hedging the obligations for index linked interest from 0.02% in the third quarter of 2015 to 0.01% in the fourth quarter of 2015.
Commenting on investment spread, John Matovina, said: “The low interest rate environment remains a strong headwind for our business and industry. While we were able to capture slightly higher yields in the fourth quarter, the markets are still offering yields below our portfolio rate and we held more cash and short-term investments than usual this quarter, both of which put downward pressure on our investment income and average yield on invested assets. We are counteracting the impact of lower investment yields by reducing the rates on our policy liabilities but the impact on the cost of money from these reductions is less than the impact on the average yield on invested assets from investment purchases by a few basis points. We continue to have flexibility to reduce our crediting rates, if necessary, and could decrease our cost of money by approximately 0.48% through further reductions in renewal rates to guaranteed minimums should the investment yields currently available to us persist. Most importantly, we intend to maintain our risk discipline in managing our investment portfolio and not chase higher yields in assets and asset classes that do not fit our risk profile.”
CREDIT QUALITY OF BOND PORTFOLIO REMAINS HIGH; MANAGEABLE EXPOSURE TO TROUBLED SECTORS
The Company believes it has successfully minimized credit risk in its investment portfolio. At December 31, 2015, 96.5% of its fixed maturity securities were rated investment grade by nationally recognized statistical rating organizations. This represents a modest increase from 95.9% investment grade securities at December 31, 2014. At December 31, 2015, the Company held securities in the energy, metals and mining sectors with a fair value of $2.9 billion and an unrealized loss of $336 million. Of these holdings, 95% were rated investment grade. During the fourth quarter of 2015, the Company recorded a $12.4 million other than temporary impairment charge on securities of one issuer in the metals and mining sector. At December 31, 2015, the Company's Watch List of securities deemed at risk for a future other than temporary impairment assessment consisted of securities from ten issuers with a fair value of $73.0 million and an unrealized loss of $53.5 million. This unrealized loss represents less than 3% of the Company's consolidated stockholder's equity and its statutory capital and surplus at December 31, 2015.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss fourth quarter 2015 earnings on Thursday, February 11, 2016, at 9:00 a.m. CST. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 21638338 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through February 18, 2016 at 855-859-2056, passcode 21638338 (international callers will need to dial 407-537-3406).

ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.

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American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Dollars in thousands, except per share data)
Revenues:
Premiums and other considerations	$10,679	$10,126	$36,048	$32,623
Annuity product charges	37,102	32,513	136,168	118,990
Net investment income	438,262	403,849	1,692,192	1,531,667
Change in fair value of derivatives	69,338	146,231	(336,146)	504,825
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	(151)	2,131	10,211	(4,003)
OTTI losses on investments:
Total OTTI losses	(15,415)	—	(25,547)	—
Portion of OTTI losses recognized in (from) other comprehensive income	2,068	(564)	6,011	(2,627)
Net OTTI losses recognized in operations	(13,347)	(564)	(19,536)	(2,627)
Loss on extinguishment of debt	—	(1,951)	—	(12,502)
Total revenues	541,883	592,335	1,518,937	2,168,973

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	12,829	11,624	45,458	41,815
Interest sensitive and index product benefits	165,622	359,319	968,053	1,473,700
Amortization of deferred sales inducements	57,112	34,743	209,390	131,419
Change in fair value of embedded derivatives	118,414	53,973	(464,698)	32,321
Interest expense on notes payable	6,873	8,244	28,849	36,370
Interest expense on subordinated debentures	3,101	3,046	12,239	12,122
Amortization of deferred policy acquisition costs	99,243	49,629	286,114	163,578
Other operating costs and expenses	25,731	20,996	96,218	81,584
Total benefits and expenses	488,925	541,574	1,181,623	1,972,909
Income before income taxes	52,958	50,761	337,314	196,064
Income tax expense	19,182	19,544	117,484	70,041
Net income	$33,776	$31,217	$219,830	$126,023

Earnings per common share	$0.41	$0.41	$2.78	$1.69
Earnings per common share - assuming dilution	$0.40	$0.39	$2.72	$1.58

Weighted average common shares outstanding (in thousands):
Earnings per common share	81,733	75,620	78,937	74,431
Earnings per common share - assuming dilution	83,851	80,154	80,961	79,894

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income, the Company has consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations. The Company believes measures excluding their impact are useful in analyzing operating trends and the combined presentation and evaluation of operating income together with net income provides information that may enhance an investor’s understanding of its underlying results and profitability.
Reconciliation from Net Income to Operating Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Dollars in thousands, except per share data)
Net income	$33,776	$31,217	$219,830	$126,023
Adjustments to arrive at operating income: (a)
Net realized investment (gains) losses, including OTTI	5,538	(613)	3,709	2,863
Change in fair value of derivatives and embedded derivatives - index annuities	11,675	16,463	(28,477)	51,099
Change in fair value of derivatives and embedded derivatives - debt	(848)	32	758	61
Litigation reserve	—	—	—	(916)
Extinguishment of debt	—	3,604	—	11,516
Operating income (a non-GAAP financial measure)	$50,141	$50,703	$195,820	$190,646

Per common share - assuming dilution:
Net income	$0.40	$0.39	$2.72	$1.58
Adjustments to arrive at operating income:
Net realized investment (gains) losses, including OTTI	0.07	(0.01)	0.04	0.04
Change in fair value of derivatives and embedded derivatives - index annuities	0.14	0.21	(0.35)	0.64
Change in fair value of derivatives and embedded derivatives - debt	(0.01)	—	0.01	—
Litigation reserve	—	—	—	(0.01)
Extinguishment of debt	—	0.04	—	0.14
Operating income (a non-GAAP financial measure)	$0.60	$0.63	$2.42	$2.39

(a)
Adjustments to net income to arrive at operating income are presented net of income taxes and where applicable, are net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC).

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity (Unaudited)
Return on average equity measures how efficiently the Company generates profits from the resources provided by its net assets.  Return on average equity is calculated by dividing net income and operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").  The Company excludes AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
December 31, 2015
(Dollars in thousands)
Average Stockholders' Equity [1]
Average equity including average AOCI	$2,030,613
Average AOCI	(461,532)
Average equity excluding average AOCI	$1,569,081

Net income	$219,830
Operating income	195,820

Return on Average Equity Excluding Average AOCI
Net income	14.01%
Operating income	12.48%
1 - The net proceeds received from the Company's public offering of common stock in August 2015 are included in the computations of average stockholders' equity on a weighted average basis based upon the number of days they were available to the Company in the twelve month period. The weighted average amount is added to the simple average of (a) stockholders' equity at the beginning of the twelve month period and (b) stockholders' equity at the end of the twelve month period excluding the net proceeds received from the public stock offering in August 2015.